EXHIBIT 10.5

July 30, 2010

Mr. Gary Katcher

c/o Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Re: Separation from Employment

Dear Gary:

This letter agreement (the “Agreement”) between you and Knight Libertas Holdings LLC (formerly known as Libertas Holdings LLC), a Delaware limited liability company, having its principal place of business at One Greenwich Office Park South, Greenwich, CT 06831 (hereinafter referred to as “Libertas” or collectively with its indirect parent, Knight Capital Group, Inc. and its affiliates and subsidiaries as “Knight” or the “Company”), confirms our understanding and agreement with respect to your termination of employment with the Company as follows:

1. Termination. You confirm the termination of your employment effective July 31, 2010 (hereinafter, the “Separation Date”). You agree that after the Separation Date that you will not represent yourself to be associated in any capacity with the Company or its affiliates and will not be required to come to the Company’s premises after this time, but will be given reasonable access to the premises for transition purposes. You agree to resign as of the Separation Date from all positions you hold or occupy with Knight including as a Board member and director. You further agree to cooperate and execute administrative documents necessary to effectuate such termination and resignations. Upon the Separation Date, you will cease to actively participate in all benefit plans and programs, including, but not limited to, the Company’s 401(k) plan and any entitlements thereunder will be governed by the terms of such plans and programs. You agree that any amounts payable under Paragraph 2(b) below will not be taken into account in determining any such entitlements.

2. Consideration. (a) You will be entitled to the following payments and benefits (subject to applicable deductions and withholdings) within ten (10) business days of the Separation Date. Terms not defined in the Agreement and the Release attached as Exhibit A hereto (the “Release”) shall have the meanings assigned to the terms in your employment agreement with the Company, dated May 5, 2008, as amended (the “Employment Agreement”):

(i)	Your unpaid salary through the Separation Date.

(ii)	Your accrued and unused vacation time through the Separation Date.

(iii)	Reimbursement for any unreimbursed expenses to which you are entitled pursuant to Section 3(d) of the Employment Agreement.

(b) You will be entitled to the following payments and benefits (subject to applicable deductions and withholdings) contingent upon your execution and delivery, within twenty-one (21) days following your Separation Date, of the Release and non-revocation of the same as set forth in the Release:

(i) A lump sum payment of $450,000 on the thirtieth day following the Separation Date, and a lump sum payment of $4,550,000 on February 1, 2011.

(ii) A lump sum cash payment on February 1, 2011 equaling the fair market value for 114,426 unvested shares of Knight Capital Group, Inc. (“KCG”) common stock related to your 2009 bonus (the “bonus shares”). For purposes of establishing fair market value for the restricted shares, the fair market value will be based on the average of the high and low sales price on the New York Stock Exchange for KCG common stock as of July 30, 2010. In exchange for the lump sum payment for your bonus shares, your unvested bonus shares shall be forfeited.

(iii) Subject to your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and your continued copayment of premiums at the same level and cost to you as if you were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you, your spouse and your dependents for a period of twelve (12) months at the Company’s expense, provided that you are eligible and remain eligible for COBRA coverage.

(iv) The Company will directly or through one or more affiliated entities, invest up to $12,500,000 in a hedge fund that you create, subject to terms and conditions to be agreed by you and Knight, which will include (x) concurrently with Knight’s investment, your investment of at least $10,000,000 and the investment by one or more other investors of the difference between $12,500,000 and the amount invested by you; (y) the hedge fund is created within two (2) years of the Separation Date; and (z) Knight being provided with investment terms at least as favorable as all other similarly situated investors investing similar or lesser amounts in such hedge fund. Your formation of and involvement in a hedge fund will be deemed not to be competitive for purposes of the non-compete provisions set forth in Section 8 of this Agreement, provided you do not act as a broker-dealer or engage in the origination and securitization of mortgages.

c. Return of Documents and Property. On or before the Separation Date, you will return to the Company all equipment, data, material, books, records, documents (whether stored electronically or on computer hard drives or disks), computer disks, credit cards, Company keys, I.D. cards and other property, including, without limitation, stand alone computer, fax machine, printers, telephones, and other electronic devices in your possession, custody, or control which are or were owned and/or leased by the Company in connection with the conduct of the business of the Company (collectively referred to as “Company Property”). You further warrant that you have not retained, or delivered to any person or entity, copies of Company Property or permitted any copies of Company Property to be made by any other person or entity.

3. Non-Disparagement. You shall not directly or indirectly issue, authorize or condone any disparaging comments or statements about Knight to its present or former employees of Knight (or its subsidiaries or affiliates) or to any individual or entity with whom or which Knight or any of its subsidiaries is, or becomes, known to you to have a business relationship, or to others, in each case that could reasonably be expected to adversely affect the conduct of Knight’s business or its reputation or the conduct of business or the business or reputation of any of Knight’s current parents, subsidiaries, affiliates, officers, directors or employees. Knight will issue a memorandum to the Senior Operating Committee and up to fifteen (15) employees designated by you instructing them not to make disparaging comments or statements about you. If any member of Knight’s Executive Committee becomes aware that a Knight employee has made disparaging comments or statements about you, or intends to do so, Knight will take reasonable steps to prevent, limit and/or address the matter.

4. Confidentiality/Non-Disclosure. You shall continue to be bound by the covenants set forth in Section 6 of the Employment Agreement.

5. Permitted Disclosure.

(a) The Company agrees that its communications and disclosures regarding you or your separation from the Company shall be consistent with the press release issued by the Company regarding your resignation on July 22, 2010.

(b) Nothing in the Agreement nor the Release shall prohibit or restrict you or the Company from: (i) making any true, accurate and complete disclosure of information required by law, regulation or legal process, it being acknowledged and agreed that Knight will be required to file this Agreement and the Release as an exhibit to a Form 8K or Form 10Q and include therein a summary of the terms thereof; (ii) providing true, accurate and complete information to, or testifying or otherwise participating in or assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization; or (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of Sarbanes-Oxley Act or any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

(c) To the extent permitted by law, each of the parties hereto agrees to give the other parties hereto timely and prompt written notice (in the manner provided for herein) of the receipt of any subpoena, court order or other legal process compelling the disclosure of any information and/or documents described so as to allow such other parties reasonable opportunity to take such action as may be necessary in order to protect such information and/or documents from disclosure.

6. Cooperation. You agree to reasonably cooperate with Knight and its counsel (including attending meetings) in connection with any internal or external investigation, ongoing accounting or business issues, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge as a result of your employment by Knight. Such cooperation shall include making yourself reasonably available to meet and confer with Knight and its counsel. The Company agrees to reimburse you for your reasonable expenses and attorneys’ fees you incur with such cooperation. In addition, you agree to inform Knight’s General Counsel of any transfers of KCG stock by either you of New Libertas for a period of six (6) months from the date this Agreement and the Release become effective. Further, you and GK Partners will cooperate, at Knight’s direction, to affirmatively enforce at Knight’s expense all applicable non-compete, non-solicit, non-hire provisions against both members and economic non-members of New Libertas for the benefit of Knight, and will not release any such individual from these restrictions without Knight’s consent, which will not be unreasonably withheld.

7. Covenant Not to Compete; Non-Solicitation; No Hire. You and we agree and acknowledge that the covenant not to compete, non-solicitation and no hire provisions of (a) Section 5.9 of the Amended and Restated Interest Purchase Agreement By And Among Knight Capital Group, Inc., Knight/Trimark, Inc., Libertas Holdings LLC, New Libertas Holdings LLC and Gary Katcher, dated May 5, 2008 (the “Purchase Agreement”); and (b) Sections 6 and 7 of the Employment Agreement shall remain in full force and effect until July 31, 2011, at which time such covenants and provisions shall be null and void and shall have no further force and effect, except that Parent, Purchaser and Company (as defined in the Purchase Agreement and or the Employment Agreement) shall retain the right to pursue any and all remedies in respect of a breach that occurs prior to July 31, 2011 and you further agree and acknowledge that the amounts set forth in Paragraph 2 of this Agreement constitute separate, adequate and additional consideration for the continued application of Section 5.9.

8. Indemnification Acknowledgement: By signing this Agreement, you affirmatively acknowledge that the indemnification obligations of you and New Libertas under Sections 7 and 9 of the Purchase Agreement remain in full force and effect, in accordance with and subject to the terms, conditions and limitations set forth therein, including your and New Libertas’s obligations of indemnification and reimbursement associated with the litigations entitled SV Special Situations Master Fund, Ltd. v. Knight Libertas LLC et al. and Cleland v. Knight Libertas et al. and any related actions, claims, expenses, proceedings and liabilities.

9. Code Section 409. To the extent applicable, it is intended that this Agreement comply with or as applicable, constitute a short-term deferral or otherwise be exempt from the provisions of Section 409A of the internal revenue code of 1986, as amended and the regulations and guidance promulgated there under (“Section 409A”). This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). You and we agree that your termination of employment shall be considered a “separation from service” from the Company within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your termination of employment (or upon your death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to you pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A. With respect to expenses eligible for reimbursement under the terms of this Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A or as otherwise set forth in Section 2 of this Agreement.

10. Modifications. Neither the Agreement nor the Release may be changed orally, and no modification, amendment or waiver of any of the provisions contained in the Agreement and Release, nor any future representation, promise or condition in connection with the subject matter of the Agreement and Release, shall be binding upon any party hereto unless made in writing and signed by such party.

11. Assignment. The Agreement and Release shall be binding upon you and your executors, administrators, heirs and legal representatives. Neither you nor the Company may sell or otherwise assign any rights, obligations or benefits under this Agreement and Release, and any attempt to do so shall be void; provided that the Company may transfer and assign its rights, obligations and benefits hereunder to a successor of all or substantially all of the business and/or assets of the Company so long as the Company requires such successor to expressly assume and agree to perform the Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

12. Entire Agreement. Except as set forth in Sections 6, 7, 8 and 13 herein, the Agreement and the Release, together with the Purchase Agreement as amended immediately after the execution of the Agreement and the Release, contains the entire agreement between the parties and supersedes and terminates any and all previous agreements between them, whether written or oral including the Term Sheet executed between you and the Company, dated July 21, 2010, except as specifically set forth herein.

13. Survival. Notwithstanding anything to the contrary set forth in this Agreement or the Release, Sections 6 and 8 of the Employment Agreement shall survive the termination of the Employment Agreement. In addition, the terms of the Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) between you and the Company and dated July 22, 2008 remain in full force and effect.

14. Specific Enforcement. The parties agree that this Agreement and Release may be specifically enforced in court or arbitration and may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement and Release.

15. Notices. All notices in connection with or provided for under this Agreement and Release shall be validly given or made only if made in writing and delivered personally, by facsimile or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party entitled or required to receive the same, as follows:

If to Employee, addressed to:

Gary Katcher

c/o Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

PHONE: 212-756-2000

If to the Company, addressed to:

Bronwen Bastone

Knight Capital Group, Inc.

545 Washington Boulevard, 3rd Floor

Jersey City, New Jersey 07310

PHONE: 201-557-6861

FAX: 201-222-7869

or at such other address as either party may designate to the other by notice similarly given. Notice shall be deemed to have been given upon receipt in the case of personal delivery or facsimile and upon the date of receipt indicated on the return receipt in the case of mail.

16. Severability. If, at any time after the Effective Date (as defined below) of this Agreement, any provision of this Agreement shall be held by any court or other forum of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

17. Venue and Choice of Law/Waiver of Jury Trial: The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of New Jersey, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. The Agreement and the Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of New Jersey. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE

WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

18. Acknowledgment. By signing the Agreement and the Release, you certify that you have read the terms of the Agreement and the Release, and that your execution of the Agreement and the Release shall indicate that the Agreement and the Release conforms to your understanding and is acceptable to you as a final agreement. You further acknowledge and agree that, pursuant to Paragraph 2 of the Release, by signing this Agreement and the Release, you waive and release any and all claims you may have or have had against the Company and the Releasees, including, without limitation, claims under the Age Discrimination in Employment Act. You further acknowledge and agree that you have been advised of the opportunity to consult with counsel of your choice and that you have been given a reasonable and sufficient period of time of not less than twenty-one (21) days in which to consider and return this Agreement and the Release, subject to your right to sign this Agreement and the Release sooner. You further acknowledge and agree that upon your execution and return of this Agreement and the Release, you will be permitted to revoke the Agreement and Release during a period of seven (7) calendar days following your execution hereof (the “Revocation Period”). To be effective, the revocation must be in writing and must be hand-delivered or telecopied to the Company within the Revocation Period. The Agreement and the Release will not be effective until the Revocation Period has expired without revocation (the “Effective Date”).

We appreciate your service to Knight, and we wish you the best in all your future endeavors.

Sincerely yours,

Knight Libertas Holdings LLC

By:	/s/ Bronwen Bastone
Bronwen Bastone
Managing Director- Human Resources
Knight Capital Group, Inc.
On behalf of Knight Libertas Holdings LLC

	/s/ Gary Katcher	Date: 7/30/10
Gary Katcher

Subscribed and sworn to before me

This 30th day of July, 2010

/s/ Concetta Bologna
NOTARY PUBLIC

EXHIBIT A

RELEASE

THIS RELEASE AGREEMENT (the “Release”) is made as of this 30th day of July, 2010, by and between Gary Katcher (“Employee”) and Knight Libertas Holdings LLC (the “Surviving Entity”).

FOR AND IN CONSIDERATION of the payments and benefits provided in Section 2(b) of the Letter Agreement between Employee and the Surviving Entity, dated July 30, 2010, Employee, for himself, his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Surviving Entity, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Employee or Employee’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date of the Release: (i) relating in any way to Employee’s employment relationship with the Surviving Entity or any of the Releasees, or the termination of Employee’s employment relationship with the Surviving Entity or any of the Releasees; (ii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the New Jersey Law against Discrimination, and/or the Connecticut Fair Employment Practices Act, each as amended; (iii) relating to wrongful employment termination or breach of contract; or (iv) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Surviving Entity and any of the Releasees and Employee; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (a) any rights Employee may have under any provision of the Employment Agreement intended to survive termination of employment; (b) any rights Employee may have under the Purchase Agreement (as defined in the Employment Agreement) except as set forth herein; (c) any rights Employee may have arising from and after the date the Release is executed; (d) any rights to indemnification that may exist from time to time under the Surviving Entity’s or any of the Releasees’ certificates of incorporation or bylaws, or Delaware law; (e) any rights Employee may have to vested benefits under employee benefit plans of the Surviving Entity or any of the Releasees; (f) Employee’s ability to bring appropriate proceedings to enforce the Release; (g) any rights or claims Employee may have that cannot be waived under applicable law; (h) Employee’s rights arising solely in his capacity as a stockholder of Knight Capital Group, Inc. or its successor; (i) Employee’s right to appeal a denial of a claim for benefits submitted under any health and welfare insurance program maintained by the Surviving Entity or any of the Releasees for the benefit of Employee or Employee’s dependents; (j) Employee’s right to file a claim for unemployment insurance benefits or for workers’ compensation insurance benefits; or (k) Employee’s right to director and officer insurance coverage, if any (collectively, the “Excluded Claims”). Employee further acknowledges and agrees that, except with respect to Excluded Claims, the Surviving Entity and the Releasees have fully satisfied any and all obligations whatsoever owed to Employee arising out of his employment with the Surviving Entity or any of the Releasees, including, but not limited to, any obligations under the Employment Agreement, and that no further payments or benefits are owed to Employee by the Surviving Entity or any of the Releasees.

Employee understands and agrees that, except for the Excluded Claims, he has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Employee’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

Employee acknowledges and agrees that Employee has been advised to consult with an attorney of Employee’s choosing prior to signing the Release. Employee understands and agrees that Employee has the right and has been given the opportunity to review the Release with an attorney of Employee’s choice should Employee so desire. Employee also agrees that Employee has entered into the Release freely and voluntarily. Employee further acknowledges and agrees that Employee has had at least twenty-one (21) calendar days to consider the Release, although Employee may sign it sooner if Employee wishes. In addition, once Employee has signed the Release, Employee shall have seven (7) calendar days after the Employee shall have executed the Release and returned it to the Surviving Entity to revoke Employee’s consent and may do so by writing to: Bronwen Bastone, Knight Capital Group, Inc., 545 Washington Boulevard, 3rd Floor, Jersey City, New Jersey 07310.

The Release shall not be effective, and no payments shall be due hereunder until the eighth (8th) day after Employee shall have executed the Release and returned it to the Surviving Entity, assuming that Employee had not revoked Employee’s consent to the Release prior to such date.

Employee agrees never to seek reemployment or future employment with the Surviving Entity or any of the other Releasees.

It is understood and agreed by Employee that the payment made to him is not to be construed as an admission of any liability whatsoever on the part of the Surviving Entity or any of the other Releasees, by whom liability is expressly denied.

The Release is executed by Employee voluntarily and is not based upon any representations or statements of any kind made by the Surviving Entity or any of the other Releasees as to the merits, legal liabilities or value of his claims. Employee further acknowledges that he has had a full and reasonable opportunity to consider the Release and that he has not been pressured or in any way coerced into executing the Release.

The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of New Jersey, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of New Jersey. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

EACH PARTY TO THIS RELEASE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

This document contains all terms of the Release and, except as expressly set forth herein, supersedes and invalidates any previous agreements or contracts of the parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, agreements, arrangements and understandings between Employee and the Surviving Entity or any of the Releasees. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

The Release shall inure to the benefit of and be binding upon the Surviving Entity and its successors and assigns. The terms of the Release are personal to Employee and may not be assigned by Employee.

IN WITNESS WHEREOF, Employee has executed the Release as of the date first written above.

7/30/10	/s/ Gary Katcher
Date	Gary Katcher